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                                                                   EXHIBIT 10.22

                                 THIRD AMENDMENT
                                     TO THE
                      SYMBION EMPLOYEE STOCK PURCHASE PLAN

      THIS AMENDMENT is made to the Symbion Employee Stock Purchase Plan (the "Plan") by Symbion, Inc. (the "Company") on this 22nd day of February, 2006.

                                   RECITALS:

      WHEREAS, the Company established the Plan to be an employee stock purchase plan described in section 423 of the Internal Revenue Code in order to provide eligible employees with an opportunity to purchase the common stock of the Company, and amended the Plan effective May 31, 2002, and October 1, 2005;

      WHEREAS, the Company desires to amend the Plan to provide for the additional offerings of options to eligible employees in the discretion of the compensation committee and, pursuant to Treas. Reg. Section 1.423-2(a)(2), desires to continue to provide offerings under the Plan that satisfy the requirements of section 423 of the Internal Revenue Code; and

      WHEREAS, the Plan may be amended at any time by action of the board of directors of the Company, and the board of directors has determined that this amendment will be effective without the approval of the shareholders of the Company;

      NOW, THEREFORE, the Plan is hereby amended as provided below, effective February 22, 2006:

      A NEW SECTION 5.4 IS ADDED TO THE PLAN AT THE END OF ARTICLE V:

      5.4. Effective February 22, 2006, the Committee may from time to time in its discretion make offerings of options to purchase Company Stock ("Discretionary Options") to Employees who are otherwise eligible to participate in the Plan, whether or not such Employees become Participants pursuant to
Article III of the Plan; provided, however, that such Discretionary Options shall be granted to Employees in an offering that is separate from the offering described in Section 5.1. Otherwise, the Committee shall have authority to grant Discretionary Options upon such terms the Committee deems appropriate and are consistent with this Section 5.4. Notwithstanding Section 11.14, Discretionary Options are not intended to satisfy section 423 of the Code. The Committee may bifurcate this Plan or take any other action to ensure that options granted under the Plan that are not Discretionary Options shall continue to be granted pursuant to a plan that is described in section 423 of the Code. Notwithstanding any other provision of this Plan, Discretionary Options are subject to the following:

      (a)   An Employee who is included in the offering described in this
            Section 5.4 may participate in the Plan in accordance with the terms specified in the Discretionary Option. The provisions for Plan participation described in Sections 3.2 and 3.3 and in Article IV shall not apply to the offering described in this Section 5.4. Each offering of a Discretionary

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            Option shall identify the Employee receiving the award, the exercise price, the expiration date and the conditions for exercise or vesting. The exercise price of a Discretionary Option shall not be less than 100% of the Market Price of a share of Company Stock on the date of grant. The limitations of Section 5.3 shall not apply to Discretionary Options.

      (b) A Discretionary Option may be exercisable on the date of grant or on such other date(s) established by the Committee, provided, however, that Discretionary Options granted to officers or directors subject to section 16 of the Securities Exchange Act shall not be exercisable or transferable for a period of at least six months.

      (c) The maximum period in which a Discretionary Option may be exercised shall be determined by the Committee on the date of grant. Unless specified otherwise in an award, an Employee must exercise a Discretionary Option while he is an employee of an Employer, or within three months of termination of employment with an Employer (one year in the case of termination due to disability or death).

      (d) Payment of the exercise price shall be made (i) in cash (including an exercise involving the pledge of shares and a loan through a broker described in Securities and Exchange Commission Regulation
            T), (ii) Company Stock that was acquired at least six months prior to the exercise of the Option, (iii) upon approval of the Committee, by surrendering a portion of a Discretionary Option, (iv) other consideration acceptable to the Committee, or (v) a combination thereof.

      (e) Upon the exercise of a Discretionary Option, the Participant shall, upon notification of the amount due and as a condition to exercise, pay to the Company amounts necessary to satisfy applicable federal, state and local withholding tax requirements or shall otherwise make arrangements satisfactory to the Company for such requirements.

      (f) Company Stock to be issued pursuant to the exercise of a Discretionary Option shall be delivered by the Company (or its transfer agent) as soon as administratively feasible after exercise and all conditions for the transfer of Company Stock specified in the award have occurred; provided, however, that the Company may condition the delivery of shares on the Employee's execution of any applicable shareholder agreement or resale restriction that the Company requires at the time of exercise.

      (g) Discretionary Options shall be evidenced by agreements that shall be subject to applicable provisions of this Plan and this Section 5.4 or such other provisions as the Committee may adopt that are not inconsistent herewith. Such terms shall supersede any contrary provisions for participation that are contained in the Plan or that otherwise apply to the offerings described in Section 5.1.

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                                 EXECUTION PAGE

      IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Amendment on the date first written above.

                              SYMBION, INC.

                              By:  /s/ Richard E. Francis, Jr.
                                   ---------------------------------------------
                                   Richard E. Francis, Jr.
                                   Chairman and Chief Executive Officer

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